THE NEW HOME COMPANY REPORTS 2017 FIRST QUARTER RESULTS

- Total Revenues Increased 47% to $125 million -
- Net New Orders up 125% -
- Record Backlog Dollar Value of $314 million, up 34% -

Aliso Viejo, California, April 27, 2017. The New Home Company Inc. (NYSE: NWHM) today announced results for the 2017 first quarter.

First Quarter 2017 Highlights Compared to First Quarter 2016

•	Net income of $0.8 million, or $0.04 per diluted share vs. a net loss of $0.8 million, or $(0.04) per diluted share

•	Total revenues of $125.0 million vs. $85.2 million, a 47% increase

•	Home sales revenue of $69.4 million, a 64% increase

•	Net new home orders up 125%

•	Backlog dollar value up 34% to $313.9 million, a record quarter end value

•	Wholly owned community count up 40% to 14 vs. 10

“I am extremely pleased with our first quarter results,” said The New Home Company’s Chief Executive Officer Larry Webb. “Both revenues and profits came in ahead of our projections, resulting in earnings per diluted share of $0.04 for the quarter. Orders for our wholly owned business increased 125% on a year-over-year basis thanks to strong contributions from both our Northern and Southern California operations. The demand we saw in the first quarter is further evidence that California continues to be one of the strongest housing markets in the country. The state’s track record of creating good paying jobs and its ongoing lack of available supply have created a significant need for new housing in a number of markets.”

Mr. Webb continued, “The value of our backlog at the end of the quarter was $314 million, up 34% from last year, and represented the highest quarter-end backlog total in our company’s history. The company also improved its financial position and liquidity through the issuance of $250 million senior unsecured notes due 2022.”

Mr. Webb concluded, “The strong start to the year positions us well towards achieving our full year financial goals. As we broaden our product portfolio to include more affordable price points, The New Home Company is in a solid position to take advantage of industry demand trends for the benefit of our homebuyers and shareholders alike.”

First Quarter 2017 Operating Results

Total revenues for the 2017 first quarter were $125.0 million, compared to $85.2 million in the prior year period. Net income attributable to the Company was $0.8 million, or $0.04 per diluted share, compared to a net loss of $0.8 million, or $(0.04) per diluted share, in the prior year period. The year-over-year increase in net income was primarily attributable to a 47% increase in total revenues, a 20 basis point improvement in home sales gross margin, and a 600 basis point improvement in selling, general and administrative (“SG&A”) expenses as a percentage of home sales revenue, due to stronger operating leverage from growth in our wholly owned operations. These improvements were partially offset by a 170 basis point reduction in fee building gross margin percentage.

Wholly Owned Projects

Home sales revenue for the 2017 first quarter increased 64% to $69.4 million, compared to $42.3 million in the prior year period. The increase in home sales revenue was driven primarily by a 93% increase in deliveries, which was partially offset by a 15% decrease in the average selling price of homes delivered to $1.3 million. The decrease in our average selling price was primarily due to a mix shift, including an increase in the number of deliveries from lower-priced Southern California communities.

Gross margin from homes sales was 13.5% versus 13.3% in the prior year period. The increase in home sales gross margin as compared to the prior year was primarily due to a change in mix, including the favorable impact of higher-margins from communities located in Newport Coast, CA. Adjusted gross margin from home sales for the 2017 first quarter, which excludes interest in cost of home sales was 15.7%* compared to 14.8%*.

Our SG&A expense ratio as a percentage of home sales revenue was 14.5% versus 20.5% in the prior year period. The 600 basis point improvement in the SG&A rate was largely attributable to a 64% increase in home sales revenue, which was driven by a significant increase in new home deliveries due to growth in our wholly owned operations, and leverage of our G&A expenses.

Net new home orders were up 125% to 126 homes, compared to 56 homes in the prior year period. The Company's monthly sales absorption pace was up significantly to 2.8 sales per average selling community compared to 1.8 in the prior year period. Selling communities were up 40% over the prior year, ending the 2017 first quarter with 14 communities compared to 10 as of the end of the prior year period.

The dollar value of the Company's wholly owned backlog at the end of the 2017 first quarter was up 34% year-over-year to $313.9 million and totaled 151 homes, compared to $234.0 million and 104 homes in the prior year period. The increase in backlog dollar value primarily related to the increase in net new home orders.

Fee Building Projects

Fee building revenue for the 2017 first quarter increased 30% to $55.6 million primarily due to an increase in fee building construction activity. Fee building gross margin was $1.7 million, or 3.0%, compared to $2.0 million, or 4.7%, in the prior year period. The reduction in fee building gross margin percentage was largely due to a decrease in management fees received from joint ventures, which were $1.2 million during the 2017 first quarter compared to $2.2 million in the prior year period. The decrease in management fees from JVs was primarily the result of fewer deliveries and lower revenues from JV communities, which is consistent with the Company’s strategic shift to emphasize wholly owned operations.

Unconsolidated Joint Ventures (JVs)

The Company’s share of joint venture income for the 2017 first quarter was $0.3 million, compared to a $7,000 loss in the prior year period. The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes but is provided for informational purposes.

Total revenue of the JVs was $26.6 million and net loss was $(0.9) million, compared to $42.0 million and $2.1 million in income in the prior year period, respectively. Home sales revenue of the JVs was $25.1 million, compared to $38.2 million in the prior year period.

At the end of the 2017 first quarter, the JVs had nine active selling communities, up from six at the end of the prior year period. Net new home orders from JVs for the 2017 first quarter decreased 15% to 39 homes as compared to 46 homes in the prior year period. The dollar value of homes in backlog from unconsolidated JVs at the end of the 2017 first quarter was $64.0 million from 69 homes, compared to $94.7 million from 101 homes in the prior year period.

Balance Sheet and Liquidity

On March 17, 2017, the Company completed the sale of $250 million in aggregate principal amount of 7.25% Senior Notes due 2022. Proceeds from the notes were used to repay the outstanding balance under the Company's revolving credit facility, with the balance to be used for general corporate purposes. As of March 31, 2017, the Company had real estate inventories totaling $322.0 million, of which $192.4 million represented work-in-process and completed homes (including models), $87.1 million in land and land under development, and $42.5 million in land deposits and pre-acquisition costs. The Company owned or controlled 1,670 lots through its wholly owned operations (excluding fee building and joint venture lots), of which 1,036 lots, or 62%, were controlled or under option. The Company ended the 2017 first quarter with $110.1 million in cash and cash equivalents and had no borrowings outstanding under its $260.0 million revolving credit facility. The Company ended the 2017 first quarter with $241.7 million in debt outstanding (net of unamortized discount and debt issuance costs), a debt-to-capital ratio of 49.6% and a net debt-to-capital ratio of 34.9%*.

Guidance

The Company maintained its full year guidance for 2017 as follows:

•	Home sales revenue of $530 - $570 million

•	Fee building revenue of $130 - $150 million

•	Income from unconsolidated joint ventures of $4 - $6 million

•	Wholly owned active year-end community count of 18

•	Joint venture active year-end community count of 8

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Thursday, April 27, 2017 to review first quarter results, discuss recent events and results, and discuss the Company's full year and certain quarterly guidance for 2017. We will also conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to the start time. Replays of the conference call will be available through May 28, 2017 and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the pass code 13658651.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including coastal Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

* Adjusted homebuilding gross margin percentage and net debt-to-capital ratio are non-GAAP measures. A reconciliation of the appropriate GAAP measure to each of these measures is included in the accompanying financial data. See "Reconciliation of Non-GAAP Financial Measures."

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, anticipation, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, community counts and openings and our future production, our ability to execute our strategic growth objectives, gross margins, revenues, projected results, income, earnings per share and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” “guidance,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; changes in sales conditions, including home prices, in the markets where we build homes, volatility and uncertainty in the credit markets and broader financial markets; our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; our liquidity and availability, terms and deployment of capital; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; issues concerning our joint venture partnerships; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of competition; our leverage and debt service obligations; the impact of recent accounting standards; restrictive covenants relating to our operations in our current of future financing arrangements; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report and other reports filed with the Securities and Exchange Commission. The Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:
Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
Revenues:
Home sales	$69,406	$42,303
Fee building, including management fees from unconsolidated joint ventures of $1,214 and $2,175, respectively	55,617	42,937
	125,023	85,240
Cost of Sales:
Home sales	60,065	36,670
Fee building	53,926	40,914
	113,991	77,584
Gross Margin:
Home sales	9,341	5,633
Fee building	1,691	2,023
	11,032	7,656

Selling and marketing expenses	(5,001)	(3,476)
General and administrative expenses	(5,090)	(5,175)
Equity in net income (loss) of unconsolidated joint ventures	306	(7)
Other income (expense), net	113	(109)
Income (loss) before income taxes	1,360	(1,111)
(Provision) benefit for income taxes	(524)	242
Net income (loss)	836	(869)
Net loss attributable to noncontrolling interest	10	55
Net income (loss) attributable to The New Home Company Inc.	$846	$(814)

Earnings (loss) per share attributable to The New Home Company Inc.:
Basic	$0.04	$(0.04)
Diluted	$0.04	$(0.04)
Weighted average shares outstanding:
Basic	20,767,464	20,599,014
Diluted	20,899,263	20,599,014

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
	(Dollars in thousands, except per share amounts)
	(Unaudited)
Assets
Cash and cash equivalents	$110,113	$30,496
Restricted cash	209	585
Contracts and accounts receivable	25,682	27,833
Due from affiliates	456	1,138
Real estate inventories	321,994	286,928
Investment in and advances to unconsolidated joint ventures	54,204	50,857
Other assets	25,107	21,299
Total assets	$537,765	$419,136

Liabilities and equity
Accounts payable	$38,082	$33,094
Accrued expenses and other liabilities	12,439	23,418
Unsecured revolving credit facility	—	118,000
Senior notes, net	241,738	—
Total liabilities	292,259	174,512
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 20,863,399 and 20,712,166, shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	209	207
Additional paid-in capital	197,205	197,161
Retained earnings	48,001	47,155
Total stockholders' equity	245,415	244,523
Noncontrolling interest in subsidiary	91	101
Total equity	245,506	244,624
Total liabilities and equity	$537,765	$419,136

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(Dollars in thousands)
Operating activities:
Net income (loss)	$836	$(869)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred taxes	(54)	(27)
Amortization of equity based compensation	611	985
Excess income tax provision from stock-based compensation	—	97
Distributions of earnings from unconsolidated joint ventures	1,588	—
Equity in net (income) loss of unconsolidated joint ventures	(306)	7
Deferred profit from unconsolidated joint ventures	148	312
Depreciation	123	125
Abandoned project costs	34	149
Net changes in operating assets and liabilities:
Restricted cash	376	138
Contracts and accounts receivable	2,151	5,875
Due from affiliates	799	53
Real estate inventories	(36,077)	(98,712)
Other assets	(3,669)	(3,616)
Accounts payable	4,988	5,470
Accrued expenses and other liabilities	(10,979)	(10,723)
Due to affiliates	—	(30)
Net cash used in operating activities	(39,431)	(100,766)
Investing activities:
Purchases of property and equipment	(50)	(174)
Contributions and advances to unconsolidated joint ventures	(3,796)	(4,327)
Distributions of capital from unconsolidated joint ventures	24	3,531
Net cash used in investing activities	(3,822)	(970)
Financing activities:
Borrowings from credit facility	72,000	115,000
Repayments of credit facility	(190,000)	—
Proceeds from senior notes	247,402	—
Borrowings from other notes payable	—	339
Repayments of other notes payable	—	(14,822)
Payment of debt issuance costs	(5,967)	—
Minimum tax withholding paid on behalf of employees for stock awards	(565)	(630)
Excess income tax provision from stock-based compensation	—	(97)
Net cash provided by financing activities	122,870	99,790
Net increase (decrease) in cash and cash equivalents	79,617	(1,946)
Cash and cash equivalents – beginning of period	30,496	45,874
Cash and cash equivalents – end of period	$110,113	$43,928

KEY FINANCIAL AND OPERATING DATA
(Dollars in thousands)
(Unaudited)

New Home Deliveries:
	Three Months Ended March 31,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	22	$43,923	$1,997	11	$29,308	$2,664	100%	50%	(25)%
Northern California	32	25,483	796	17	12,995	764	88%	96%	4%
Total	54	$69,406	$1,285	28	$42,303	$1,511	93%	64%	(15)%

Net New Home Orders:
	Three Months Ended March 31,
	2017	2016	% Change
Southern California	56	27	107%
Northern California	70	29	141%
	126	56	125%

Active Communities:
	As of March 31,
	2017	2016	% Change
Southern California	7	5	40%
Northern California	7	5	40%
	14	10	40%

Backlog:
	As of March 31,
	2017			2016			% Change
	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price	Homes	Dollar Value	Average Price
Southern California	82	$267,141	$3,258	70	$200,848	$2,869	17%	33%	14%
Northern California	69	46,792	678	34	33,112	974	103%	41%	(30)%
Total	151	$313,933	$2,079	104	$233,960	$2,250	45%	34%	(8)%

KEY FINANCIAL AND OPERATING DATA (continued)
(Dollars in thousands)
(Unaudited)

Lots Owned and Controlled:
	March 31,
	2017	2016	% Change
Lots Owned
Southern California	354	202	75%
Northern California	280	272	3%
Total	634	474	34%
Lots Controlled (1)
Southern California	635	635	—%
Northern California	253	379	(33)%
Arizona	148	—	NA
Total	1,036	1,014	2%
Lots Owned and Controlled - Wholly Owned	1,670	1,488	12%
Fee Building (2)	817	1,227	(33)%
Total Lots Owned and Controlled	2,487	2,715	(8)%

(1)
Includes lots that we control under purchase and sale agreements or option agreements subject to customary conditions and have not yet closed. There can be no assurance that such acquisitions will occur.

(2)	Lots owned by third party property owners for which we perform construction services.

Other Financial Data:
	Three Months Ended March 31,
	2017	2016
Interest incurred	$2,036	$1,281
Adjusted EBITDA(1)	$4,961	$803
Adjusted EBITDA margin percentage	4.0%	0.9%

	LTM(2) Ended March 31,
	2017	2016
Interest incurred	$8,239	$5,125
Adjusted EBITDA(1)	$47,302	$37,907
Adjusted EBITDA margin percentage	6.4%	9.2%
Ratio of Adjusted EBITDA to total interest incurred	5.7x	7.4x

(1)
Adjusted EBITDA, Adjusted EBITDA margin percentage, and ratio of Adjusted EBITDA to total interest incurred are non-GAAP measures. Please see "Reconciliation of Non-GAAP Financial Measures" for a reconciliation of each of these measures to the appropriate GAAP measure.

(2)	"LTM" indicates amounts for the trailing 12 months.

KEY FINANCIAL AND OPERATING DATA - UNCONSOLIDATED JOINT VENTURES
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016	% Change
Financial Data - Unconsolidated Joint Ventures:
Home sales revenue	$25,146	$38,201	(34)%
Land sales revenue	1,474	3,756	(61)%
Total revenue	$26,620	$41,957	(37)%
Net income (loss)	$(864)	$2,141	(140)%

Operating Data - Unconsolidated Joint Ventures:
New home orders	39	46	(15)%
New homes delivered	32	45	(29)%
Average selling price of homes delivered	$786	$849	(7)%

Selling communities at end of period	9	6	50%
Backlog homes (dollar value)	$63,982	$94,707	(32)%
Backlog (homes)	69	101	(32)%
Average sales price of backlog	$927	$938	(1)%

Homebuilding lots owned and controlled	553	667	(17)%
Land development lots owned and controlled	2,415	2,575	(6)%
Total lots owned and controlled	2,968	3,242	(8)%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles homebuilding gross margin percentage as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and provides investors better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2017	%	2016	%
	(Dollars in thousands)
Home sales revenue	$69,406	100.0%	$42,303	100.0%
Cost of home sales	60,065	86.5%	36,670	86.7%
Homebuilding gross margin	9,341	13.5%	5,633	13.3%
Add: Interest in cost of home sales	1,551	2.2%	648	1.5%
Adjusted homebuilding gross margin	$10,892	15.7%	$6,281	14.8%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

Adjusted EBITDA, Adjusted EBITDA margin percentage and the ratio of Adjusted EBITDA to total interest incurred are non-GAAP measures. Adjusted EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) interest expense, (c) amortization of previously capitalized interest included in cost of sales or other expense, (d) non-cash impairment charges and abandoned project costs, (e) gain (loss) on extinguishment of debt, (f) depreciation and amortization, (g) amortization of equity-based compensation and (h) income (loss) from unconsolidated joint ventures. Adjusted EBITDA margin percentage is calculated by dividing Adjusted EBITDA by total revenue for a given period. The ratio of Adjusted EBITDA to total interest incurred is calculated by dividing Adjusted EBITDA by total interest incurred for a given period. Other companies may calculate Adjusted EBITDA differently. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, interest costs, tax position and level of impairments. Due to the significance of the GAAP components excluded, Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations or any other performance measure prescribed by GAAP. A reconciliation of net income (loss) attributable to us to Adjusted EBITDA, Adjusted EBITDA margin percentage and the ratio of Adjusted EBITDA to total interest incurred is provided in the following table.

	Three Months Ended		LTM(1) Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(Dollars in thousands)
Net income (loss)	$836	$(869)	$22,631	$15,964
Add:
Interest amortized to cost of sales and other expense	1,551	648	6,234	2,885
Provision (benefit) for income taxes	524	(242)	13,790	9,406
Depreciation and amortization	123	125	509	485
Amortization of equity-based compensation	611	985	3,097	4,615
Cash distributions of income from unconsolidated joint ventures	1,588	—	5,330	15,775
Non-cash impairments and abandonments	34	149	3,965	669
Less:
Gain from notes payable principal reduction	—	—	(250)	—
(Income) loss from unconsolidated joint ventures	(306)	7	(8,004)	(11,892)
Adjusted EBITDA	$4,961	$803	$47,302	$37,907
Total Revenue	$125,023	$85,240	$734,239	$412,474
Adjusted EBITDA margin percentage	4.0%	0.9%	6.4%	9.2%
Interest incurred	$2,036	$1,281	$8,239	$5,125
Ratio of Adjusted EBITDA to total interest incurred			5.7x	7.4x

(1)	"LTM" indicates amounts for the trailing 12 months.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(Unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2017	2016
	(Dollars in thousands)
Total debt, net	$241,738	$118,000
Equity, exclusive of noncontrolling interest	245,415	244,523
Total capital	$487,153	$362,523
Ratio of debt-to-capital(1)	49.6%	32.5%

Total debt, net	$241,738	$118,000
Less: cash, cash equivalents and restricted cash	110,322	31,081
Net debt	131,416	86,919
Equity, exclusive of noncontrolling interest	245,415	244,523
Total capital	$376,831	$331,442
Ratio of net debt-to-capital(2)	34.9%	26.2%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt, net by the sum of total debt plus equity, exclusive of noncontrolling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is total debt, net less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of noncontrolling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.